Exhibit 99.1

June 18, 2009

YRC Worldwide Clarifies Bank Amendment Terms

•	Capacity under the revolving credit facility stays at $950 million

•	Revolver reserve originally established in the February 12 amendment remains

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today clarified that the amendment it finalized on June 17, 2009 to its revolving credit facility with its lenders has the same terms in regards to total liquidity and capacity under the facility that existed prior to yesterday’s amendment. The new amendment does give the company immediate access to the escrow funds of $73 million by means of revolver capacity that can be borrowed at any time without approval from the lenders so long as the company’s cash is below $150 million. The $150 million is a new maximum of cash and cash equivalents that was mutually agreed to by the company and the lender group and set well above the company’s average daily cash usage. The company’s total liquidity includes its cash balance in addition to the availability under its credit facilities, which in total was $242 million at May 31, 2009.

“Yesterday’s amendment reflects the continued support of our lender group as we further implement our strategic actions both operationally and financially,” said Tim Wicks, Executive Vice President and CFO of YRC Worldwide. “We now have immediate access to the escrow funds, which is a month before the original agreement, and there is not an immediate reduction to our capacity.”

The company did not pay any fees to the lender group associated with this amendment.

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Logistics, New Penn, Holland, Reddaway and YRC Glen Moore. Building on the strength of its heritage brands, Yellow Transportation and Roadway, the enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 49,000 people.

Investor Contact:	Sheila Taylor YRC Worldwide Inc. 913.696.6108 sheila.taylor@yrcw.com	Media Contact:	Suzanne Dawson Linden Alschuler & Kaplan 212.329.1420 sdawson@lakpr.com